Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT: Thomas J. Considine, Jr.
July 20, 2005	(201) 476-5404

BUTLER ANNOUNCES WAIVER OF TECHNICAL DEFAULT UNDER CREDIT FACILITY AND LATE FILING OF FORM 11-K

Montvale, NJ, July 20, 2005 Butler International, Inc. (Nasdaq: BUTLE) announced today the execution of a waiver of technical default by General Electric Capital Corporation under the Company’s credit facility. The technical default arose due to the failure of the Company to timely file with the Securities and Exchange Commission its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005. The Company also announced that it has not filed its Form 11-K which was due to be filed, pursuant to a Rule 12b-25 extension, on July 14, 2005. The Company expects to file the Form 11-K shortly after the filing of the Form 10-K.

About Butler International

Butler International is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore services delivery options customized appropriately to their unique objectives. During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Such risks and uncertainties may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM

World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
http://www.butler.com